EXHIBIT 10.1

SUPPORT AGREEMENT
January 5, 2017
This SUPPORT AGREEMENT (together with all exhibits, annexes and schedules attached hereto, including but not limited to the Exchange Offer Term Sheet attached hereto as Exhibit A (the “Term Sheet”), each as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is entered into by and among (i) Centrus Energy Corp. (the “Company”) and (ii) the undersigned holders (including beneficial owners or investment managers of beneficial owners) of the Company’s outstanding 8.0% payment-in-kind toggle notes due 2019/2024 (the “Outstanding Notes”) (the “Support Parties”). Each of the Company and the Support Parties shall be referred to as a “Party” and, collectively, as the “Parties”.
Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Term Sheet.
RECITALS
WHEREAS, prior to the date hereof, the Parties have discussed the possibility of consummating an exchange offer and consent solicitation (the “Exchange Offer and Consent Solicitation”) relating to the Outstanding Notes;
WHEREAS, the Parties have engaged in arm’s length, good faith discussions with the objective of reaching an agreement regarding the Exchange Offer and Consent Solicitation; and
WHEREAS, subject to the Transaction Documents (as defined below), the following sets forth the agreement among the Parties concerning their support, subject to the terms and conditions hereof, for the Exchange Offer and Consent Solicitation.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:
AGREEMENT

1.	Exchange Offer and Consent Solicitation.
(a) The Exchange Offer and Consent Solicitation will comprise (1) a private exchange offer to (i) “Qualified Institutional Buyers” (“QIBs”), as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); (ii) to “accredited investors” as defined in Rule 501(a) under the Securities Act (“Accredited Investors”); and (iii) to non-U.S. persons pursuant to Regulation S (“Regulation S”) under the Securities Act (“Non-U.S. Persons”) (such QIBs, Accredited Investors and Non-U.S. Persons, collectively, are referred to herein as “Eligible Holders”), for the exchange of the Outstanding Notes in accordance with the terms and conditions hereinafter set forth for (A) new 8.25% notes due 2027 (the “New Notes”) to be issued by the Company in the exchange offer under a new indenture in form and substance consistent in all material respects with the terms set forth in this Agreement (including, but not limited to, the Term Sheet), (B) new 7.5% Series B Senior Preferred Stock (the “Preferred Shares”) to be issued by the Company, with terms consistent in all material respects with the terms set forth in this Agreement (including, but not limited to, the Term Sheet) and (C) cash, in each case in the amounts set forth in the Term

Sheet; and (2) a consent solicitation for certain proposed amendments to the indenture relating to the Outstanding Notes, dated as of September 30, 2014, between the Company, United States Enrichment Corporation and Delaware Trust Company.
(b) The Exchange Offer and Consent Solicitation will be implemented pursuant to various actions, agreements and related documentation, including, but not limited to:
(i)an offering memorandum for the Exchange Offer and Consent Solicitation (the “Exchange Offer Memorandum”); and

(ii)such other definitive documentation (including, without limitation, an indenture (the “Indenture”), global notes, and security documents and an intercreditor agreement with respect to the New Notes) as is necessary or advisable to consummate the Exchange Offer and Consent Solicitation, (the documents referred to in the foregoing subsections (i)-(ii), collectively, including all exhibits, annexes, schedules, amendments and supplements thereto, the “Transaction Documents”).

(c) The Company shall procure that each of the Transaction Documents shall be in form and substance (i) on the same economic terms and otherwise consistent in all material respects with this Agreement (including, but not limited to, the Term Sheet) and (ii) reasonably acceptable to each of the Support Parties.
(d) The Company shall procure that the Exchange Offer and Consent Solicitation will be consummated as contemplated by the Transaction Documents, as may be modified pursuant to the terms of this Agreement, and on the same terms and conditions to each holder of Outstanding Notes.
(e) The obligations of the Support Parties hereunder for the consummation of the Exchange Offer and Consent Solicitation with respect to its Outstanding Notes conditioned upon the occurrence of the following conditions, which may be waived by the Support Parties in their sole discretion:
(i) on or before 11:59 p.m. on January 5, 2017 or such later date as the Exchange Offer and Consent Solicitation may be commenced by the Company (the “Commencement Date”), the Company shall have disclosed, by press release, SEC filing or other public disclosure, any then-material nonpublic information that had previously been provided by the Company or its representatives to the Support Parties;
(ii) each of the Transaction Documents that by its terms is to be effective contemporaneously with or prior to consummation of the Exchange Offer and Consent Solicitation shall meet the requirements of Section 1(c) hereof;
(iii) no modifications, changes or waivers shall have been made with respect to, or in connection with, the Withdrawal Deadline, the Early Tender Deadline or the Expiration Date; provided that the Company may (a) extend the Withdrawal Deadline for up to ten (10) business days in its sole discretion, (b) may extend the Withdrawal Deadline or re-open withdrawal rights if in its reasonable judgment, based on advice of counsel, such extension or re-opening is required by applicable law, (c) may extend the Early Tender Date for up to ten (10) business days in its sole discretion, and (d) may extend the Expiration Date until the date that is five (5) business days prior to the Drop-Dead Date in its sole discretion; provided, however, that in no event will any of the foregoing dates be extended beyond the Drop-Dead Date;
(iv) since the date of this Agreement there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business, prospects, liabilities, property or operations, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, taken as a whole;
(v) no court of competent jurisdiction or other competent governmental or regulatory authority has issued an injunction, ruling or order making illegal or otherwise restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement, the Exchange Offer Memorandum, any of the definitive documentation contemplated hereby or thereby or the performance of the Company’s obligations under the New Notes or the Preferred Shares;
(vi) no Support Termination Event (as defined in Section 8 below) shall have occurred and be continuing, other than (A) a Support Termination Event pursuant to Section 8(c) and (B) with respect to each non-terminating Support Party only, Section 8(b);
(vii) the representations and warranties of the Company in this Agreement shall be true and correct in all material respects;
(viii) on the settlement date of the Exchange Offer and Consent Solicitation (as such may be extended from time to time in accordance with this Agreement and the terms of the Exchange Offer and Consent Solicitation, the “Settlement Date”), the Company shall have paid to the Support Parties all amounts due and payable on such date in accordance with this Agreement[; and]
[(ix) The Company shall have paid the reasonable and documented fees and expenses of the Legal Advisors pursuant to Section 7(h)].
2.Representations of the Support Parties and the Company. The Company and each of the Support Parties (solely on its own behalf and not on behalf of any other party), severally and not jointly, hereby represents and warrants that, as of the Execution Date (as defined below), the following statements are true, correct and complete:

(a)It has all requisite authority (including, but not limited to, corporate, partnership, limited liability company or other) to execute this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, partnership, limited liability company or other similar action on its part.
(b)The execution, delivery and performance by such Party of this Agreement does not violate (i) any provision of law, rule or regulation applicable to it or any of its subsidiaries or (ii) its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries.
(c)This Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
(d)The execution, delivery and performance by such Party of this Agreement does not and will not require any material registration or material filing with, material consent or material approval of, or material notice to, or other material action to, with or by, any federal, state or other governmental authority or regulatory body, other than (i) those which have been obtained, taken or made and (ii) if such Party is the Company, (A) the filing of UCC financing statements or other filings in connection with the creation of the security interest in the collateral securing the New Notes and (B) any filings with the U.S. Securities Exchange Commission or securities exchange deemed necessary or advisable to comply with the Company’s disclosure obligations.

(e)Such Party acknowledges and agrees that (x) in entering into this Agreement, it is relying entirely upon its own independent review and analysis in consultation with its advisors and has not relied upon any oral or written representations and warranties of any kind or nature by any other Party thereto or their affiliates or advisors, except as specifically set forth in this Agreement and (y) none of the Parties or their affiliates or advisors has made any representations or warranties, express or implied, regarding such Party, the New Notes, the Preferred Shares or any aspect of the transactions contemplated by this Agreement, except as expressly, and not by implication, set forth herein or in the Transaction Documents, and such Party is not relying on any representation or warranty not contained herein or in the Transaction Documents.
3.Representations of the Support Parties. Each of the Support Parties (solely on its own behalf and not on behalf of any other party), severally and not jointly, hereby represents and warrants that, as of the Execution Date (as defined below), the following statements are true, correct and complete:
(a)Such Party (i) either (A) is the sole legal and beneficial owner of the aggregate principal amount of Outstanding Notes set forth below its name on the signature page hereof, or (B) has the power and authority to bind the beneficial owner(s) of such Outstanding Notes to the terms of this Agreement and (ii) has full power and authority to act on behalf of, vote and consent to matters concerning such Outstanding Notes in respect of matters relating to the Exchange Offer and Consent Solicitation contemplated by this Agreement and dispose of, exchange, assign and transfer such Outstanding Notes (with respect to each Support Party, the Outstanding Notes listed on such Support Party’s signature page hereto as “Participating Notes” and any additional Outstanding Notes it owns or has such control over from time to time or acquires after the Execution Date (as defined below), collectively, its “Participating Notes”; provided, however that Participating Notes shall not include Outstanding Notes of any entity that a Support Party currently, or in the future, controls, manages or has investment authority with respect to, if such entity is not an Eligible Holder), in each case all such Outstanding Notes are free and clear of all claims, liens, voting restrictions, participation interests and other encumbrances. The aggregate principal amount of Participating Notes of each of the initial Support Parties (for avoidance of doubt, giving effect to the proviso to the definition of “Participating Notes”) as of the date hereof is set forth below its name on the signature pages hereof and represents the entire holding of each such Support Party. Further, such Support Party has made no prior assignment, sale or other transfer of, and has not entered into any other agreement to assign, sell or otherwise transfer, in whole or in part, any portion of its right, title, or interests in such Participating Notes that are subject to this Agreement, the terms of which agreement are, as of the date hereof, currently in effect and inconsistent with the representations and warranties of such Support Party herein or would render such Support Party otherwise unable to comply with its obligations under this Agreement.
(b)Such Support Party (i) is an Eligible Holder and (ii) has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision with respect to the New Notes and the Preferred Stock, and has conducted an independent review and analysis of the business and affairs of the Company (including the opportunity to speak with representatives of the Company regarding its business and affairs and the terms of the Exchange Offer and Consent Solicitation), in consultation with its advisors, that it considers sufficient and reasonable for purposes of entering into this Agreement.
(c)Such Support Party (x) is acquiring the New Notes and the Preferred Shares for the account of funds and accounts it manages with the present intention of holding such securities for purposes of investment, and not with a present view of selling such securities in a public distribution in violation of the federal securities laws and (y) acknowledges and understands that the New Notes and the Preferred Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and such securities may be resold without registration under the Securities Act only pursuant to an applicable exemption from registration (including, if available, Rule 144A under the Securities Act).

(d)The execution, delivery and performance by each Support Party of this Agreement and the performance of their obligations hereunder, do not and will not conflict with or require any consent or approval under any material contract or material agreement to which such Support Party is a party, other than (i) pursuant to this Agreement and (ii) those which have been obtained.
(e)    At no time was such Support Party presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television, Internet or other form of general solicitation or advertising (within the meaning of Rule 502 under the Securities Act) in connection with the offering and sale of the New Notes or Preferred Shares.
4.Representations of the Company. The Company hereby represents and warrants that, as of the Execution Date (as defined below), the following statements are true, correct and complete:
(a)It is not necessary in connection with the offer, sale and delivery of the New Notes or the Preferred Shares in the manner contemplated by this Agreement to register the New Notes or the Preferred Shares under the Securities Act or to qualify the indenture relating to the New Notes under the Trust Indenture Act of 1939, as amended, and including the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
(b)Each of the Company and the Guarantor is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each of the Company and the Guarantor is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to result in a material adverse effect and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification except where the revocation, limitation or curtailment could not have or reasonably be expected to result in a material adverse effect.
(c)None of the Company, its affiliates (as such term is defined in Rule 501 under the Securities Act) (each, an “Affiliate”), or any person acting on its or any of their behalf has, directly or indirectly, solicited any offer to buy or offered to sell, or will, directly or indirectly, solicit any offer to buy or offer to sell, any security which is or would be integrated with the sale of the New Notes and the Preferred Shares in a manner that would require the New Notes or the Preferred Shares to be registered under the Securities Act. None of the Company, its Affiliates, or any person acting on its or any of their behalf has engaged or will engage, in connection with the offering of the New Notes and the Preferred Shares, in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act. With respect to those New Notes and Preferred Shares sold in reliance upon Regulation S, (i) none of the Company, its Affiliates or any person acting on its or their behalf has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Company and its Affiliates and any person acting on its or their behalf has complied and will comply with the offering restrictions set forth in Regulation S.
(d)The New Notes and Preferred Shares are eligible for resale pursuant to Rule 144A and will not be, at the Settlement Date, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act of 1934 (the “Exchange Act”) or quoted in a U.S. automated interdealer quotation system.
(e)Each of the Company and the Guarantor is not and, after giving effect to the offering and issuance of the New Notes and the Preferred Shares and the cancellation of the Outstanding Notes, will not be, an “investment company” as defined in the Investment Company Act of 1940.

(f)Each of the Transaction Documents, as of the Settlement Date (or, in the case of any Transaction Document delivered or executed prior to the Settlement Date, as of such earlier date and the Settlement Date), will be duly authorized, by the Company and the Guarantor, as applicable, and, with respect to each Transaction Document that is a contract, assuming due authorization, execution and delivery thereof by the other parties to such Transaction Document, when executed and delivered by the Company and the Guarantor, as applicable, will constitute a legal, valid, binding instrument enforceable against the Company and the Guarantor, as applicable, in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).
(g)As of the Settlement Date, (i) the New Notes will be duly authorized, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to holders, including beneficial owners or investment managers of beneficial owners (“Holders”) of the Outstanding Notes who tender Outstanding Notes in accordance with the terms of the Exchange Offer and Consent Solicitation, will have been duly executed and delivered by the Company and will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and (ii) the Indenture (including the Guarantee provided for therein) will be duly authorized by the Company and the Guarantor, and, when executed and delivered by the Company and the Guarantor, and assuming due authorization, execution and delivery by the trustee, will have been duly executed and delivered by the Company and the Guarantor, and the Indenture (including, with respect to the Guarantor, the Guarantee provided for therein) will constitute legal, valid and binding obligations of the Company and the Guarantor (in the case of each of the foregoing clauses (i) and (ii), subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).
(h)Neither the Company nor any of its subsidiaries is in violation or default of: (i) any provision of its respective organizational documents; (ii) the terms of any indenture (including, but not limited to, the indenture governing the Outstanding Notes), contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such subsidiary or any of its properties, as applicable, in the case of each of the foregoing clauses (ii) and (iii), except as would not reasonably be expected to have a material adverse effect.
(i)At the Commencement Date, the Withdrawal Deadline, the Expiration Date and the Settlement Date, the Exchange Offer Memorandum, in each case as amended or supplemented as of such date, (i) will comply in all material respects with Rule 14e-1 under the Exchange Act and (ii) will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(j)The execution, delivery and performance by each Party of this Agreement and the transactions contemplated hereby (including, without limitation, the Exchange Offer and Consent Solicitation) do not and will not require any consent or approval under any material contract or material agreement to which such Party is a party, other than (i) pursuant to this Agreement, (ii) the consents sought from Eligible Holders pursuant to the Exchange Offer and Consent Solicitation and (iii) those which have been obtained.
(k)Except as contemplated by the dealer manager agreement to be entered into between the Company and Moelis & Company, the Company has not paid or agreed to pay to any person any compensation for (i) soliciting another to purchase any of the Company’s securities or (ii) the solicitation of tenders or consents by holders of the Old Notes pursuant to the Exchange Offer and Consent Solicitation.

(l)No material permit, authorization, order, consent or approval of or by, or any material notification of or filing with, any person (governmental or private) is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company and the Guarantors of the transactions contemplated hereby, except (i) such as have been obtained on or prior to the Settlement Date, (ii) such as may be required under the Securities Act, the Exchange Act, state securities or “Blue Sky” laws in connection with the Exchange Offer and Consent Solicitation, and (iii) such filings and recordings with governmental authorities as may be required to perfect liens under the Transaction Documents.
(m)No person has any right to cause the Company to effect the registration pursuant to the Securities Act of any securities of the Company, which rights will interfere with the transactions contemplated hereunder.
(n)The Company acknowledges and agrees that each of the Support Parties is acting at arm’s length with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that no Support Party is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Support Party or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Support Parties’ exchange with respect to the Exchange Offer and Consent Solicitation. The Company further represents to each Support Party that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.
(o)Anything in this Agreement or elsewhere herein to the contrary notwithstanding, it is understood and acknowledged by the Company (i) that, except as is otherwise set forth in any confidentiality agreements heretofore executed between the Company and any Support Party (the “NDAs”), none of the Support Parties have been asked to agree, nor has any Support Party agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the New Notes or the Preferred Shares for any specified term, (ii) that past or future open market or other transactions by any Support Party, including short sales, and specifically including, without limitation, short sales or “derivative” transactions, before or after the closing of this or future transactions, may negatively impact the market price of the Company’s publicly-traded securities, (iii) that any Support Party, and counter-parties in “derivative” transactions to which any such Support Party is a party, directly or indirectly, presently may have a “short” position in the common stock of the Company, and (iv) that each Support Party shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (A) one or more Support Parties may engage in hedging activities at various times during the period that the New Notes or the Preferred Shares are outstanding, and (B) such hedging activities (if any) could reduce the value of the existing shareholders’ equity interests in the Company at and after the time that the hedging activities are being conducted. The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.
5.Agreements of the Support Parties. Subject to the terms and conditions hereof, so long as this Agreement has not terminated with respect to such Support Party and except as expressly released by the Company in writing from any of the following obligations:
(a)Each of the Support Parties hereby agrees (i) to validly and timely tender prior to the early tender deadline for the Exchange Offer and Consent Solicitation (as may be extended from time to time, the “Early Tender Deadline”), any Participating Notes acquired prior to the Early Tender Deadline, in accordance with the applicable procedures which will be set forth in the Exchange Offer Memorandum, and to not withdraw or revoke such tender in the Exchange Offer and Consent Solicitation and (ii) to validly and timely tender prior to the deadline for the expiration for the Exchange Offer and Consent Solicitation (as may be extended from time to time, the “Expiration Date”), any Participating Notes acquired after the Early Tender Deadline and prior to the Expiration Date, in accordance with the applicable procedures which will be set forth in the Exchange Offer Memorandum, and to not withdraw or revoke such tender in the Exchange Offer and Consent Solicitation.
(b)Each Support Party agrees not to support any alternate Exchange Offer and Consent Solicitation or take any other actions inconsistent with this Agreement or the Transaction Documents.
(c)Each Support Party agrees to work cooperatively and in good faith with the Company and its advisors to negotiate any documentation necessary to complete the Exchange Offer and Consent Solicitation (including the Transaction Documents).
None of the foregoing agreements of the Support Parties shall be deemed to restrict any Support Party from trading in any security of the Company or any of its subsidiaries (other than the Outstanding Notes), or exercising its rights as a holder of any such other security under the applicable debt documents.

6.	Transfers of Participating Notes.
(a)Each Support Party agrees that, so long as this Agreement has not terminated with respect to such Support Party, it shall not sell, transfer, assign or otherwise dispose of any of its Participating Notes, or any option thereon or any right or interest (voting or otherwise) in any of its Participating Notes (including, without limitation, any participation therein), except to a party that is a Support Party; provided that any such Participating Notes shall automatically be deemed to be subject to the terms of this Agreement, and any election to exchange Participating Notes made by the Support Party transferor shall be binding upon the transferee to the extent provided in this Agreement; provided, however, that any transfer of Participating Notes may only be made to a Support Party that agrees that such Outstanding Notes will remain Participating Notes in accordance with the terms of this Agreement. The Company shall be deemed to have acknowledged such transfer, and any election to exchange or not to exchange Participating Notes made by the Support Party transferor shall be binding upon the transferee. Any transfer of Participating Notes by a Support Party that does not comply with the procedures set forth in this Agreement shall be deemed void without the need for further action. For the avoidance of doubt, the foregoing restrictions on transfer shall not be violated as a result of Participating Notes currently being out for loan pursuant to a securities lending program so long as the Support Party recalls such Participating Notes prior to the Commencement Date.
(b)This Agreement shall in no way be construed to preclude any Support Party from acquiring additional Outstanding Notes; provided that any such additional Outstanding Notes shall automatically be deemed to be Participating Notes of such Support Party and shall be subject to all of the terms of this Agreement and any applicable related letter agreement between the Company and such Support Party. Each Support Party agrees to notify the Company of such acquisition or disposition of any Outstanding Notes, including the aggregate principal amount acquired or disposed of, within three (3) business days of the consummation of such transaction.
7.Agreements of the Company. Subject to the terms and conditions hereof (including, for avoidance of doubt, clause (ii) of the last paragraph of Section 8), for so long as this Agreement has not been terminated with respect to all Support Parties upon the occurrence of one or more Support Termination Events (as defined in Section 8 below) and except as expressly released by each Support Party in writing from any of the following obligations, the Company agrees:
(a)to use commercially reasonable best efforts to commence the Exchange Offer and Consent Solicitation by no later than 11:59 p.m. New York City time on the Commencement Date;
(b)to use commercially reasonable best efforts to obtain the successful consummation of the Exchange Offer and Consent Solicitation by 11:59 p.m. New York City time on the date that is 20 business days after the Commencement Date, including, without limitation, using commercially reasonable best efforts to perform in all material respects the covenants of the Company contained in this Agreement and to cause the conditions to the Exchange Offer and Consent Solicitation that are within its control to be satisfied;
(c)to work cooperatively and to negotiate in good faith with the Support Parties and their advisors to prepare and execute any documentation necessary (including the Transaction Documents);
(d)to provide the advisors to the Support Parties [(including the Legal Advisor (as defined below))] reasonable advance notice of and opportunity to review and comment on all Transaction Documents and related notices and instruments (including, in each case, any amendments or supplements thereto), and, without limiting Section 1(c), to give due consideration to their requested comments and revisions thereto;
(e)to not amend or supplement any Transaction Document except in accordance with this Agreement;
(f)to refrain from (i) taking, recommending, proposing, supporting, soliciting, consenting to or participating in any action not required by law that is inconsistent in any material respect with, or that would materially delay or impede approval, execution of documentation for, or implementation or consummation of the Exchange Offer and Consent Solicitation, or that is otherwise inconsistent in any material respect with the express terms of this Agreement, (ii) directly or indirectly, seeking, proposing, supporting, soliciting, encouraging, consenting to, or participating in the formulation of any plan or proposal to restructure the Company or the Company or any of the Company’s subsidiaries and (iii) initiating any proceeding under any bankruptcy or insolvency law;
(g)to disclose by no later than the Commencement Date (the “Cleansing Date”), by press release, SEC filing or by other public disclosure any then-material nonpublic information (“MNPI”) theretofore disclosed by the Company or its representatives to any Support Parties who have agreed to receive private information from the Company (the “Undisclosed Information”), unless each Support Party who has received such Undisclosed Information has agreed to waive this provision or extend the Cleansing Date; provided, however, that (i) the Company may not provide MNPI to any Support Party without the prior written agreement (which may be by email) of such Support Party and (ii) the Company may provide MNPI to [any legal counsel] [(“the “Legal Advisor”)] so long as any such information is marked “Limited Distribution Information; For Professional Eyes Only” or otherwise clearly indicates that such information may contain MNPI. Prior to the Company providing any MNPI to any Support Party, the Company and such Support Party shall agree on commercially reasonable terms for the confidentiality and disclosure of such MNPI, consistent with the prior agreements between the Company and the Support Parties relating to such matters; [and]
(h)[to pay the reasonable and documented fees and expenses of the Legal Advisor for acting as counsel to the Support Parties in connection with the Exchange Offer and Consent Solicitation through the Settlement Date, which fees are due and owing upon the earlier to occur of (i) the termination of this Agreement or (ii) the Settlement Date; provided that such fees shall not be due and owing earlier than the third business day after such fees and expenses are invoiced to the Company; provided further, that the requirement that such fees and expenses be documented shall be satisfied if the applicable Legal Advisor provides the Company with summary invoices (which, for the avoidance of doubt, shall not be required to include individual time entries or detail); provided further, that the aggregate amount of all such fees and expenses payable under this Section 7(h), shall not exceed $[•], subject to any increases as mutually agreed by the Company and the Support Parties; and
(i)] that to the extent the Company or any of its Affiliates is or becomes a party to any agreement, including any letter agreements, (or any amendment thereto) with any holder of Outstanding Notes or such holder’s Affiliates that (x) provides for such holder’s participation (directly or indirectly) in and/or support of the Exchange Offer and (y) contains any terms more favorable to such holder than the terms hereof are to the Support Parties, this Agreement shall be deemed to be amended without the action of any Person to incorporate such more favorable terms, and the Company shall promptly provide written notice of such amendment to the Support Parties, provided, however, this provision does not apply to any terms relating to reimbursement, if any, of legal fees of counsel.
8.Termination of Obligations. This Agreement shall terminate and, except as set forth in Section 17 hereof, all obligations of the Parties shall immediately terminate and be of no further force and effect upon the occurrence of any of the following events (each, a “Support Termination Event”):
(a)by the mutual written consent of the Company and each of the Support Parties, provided that notice of such termination is provided within one (1) business day of such mutual written consent to the persons and entities listed on Schedule 1 annexed hereto, in accordance with Section 15 hereof;
(b)upon the material breach by the Company of any of the undertakings, representations, agreements, warranties or covenants of the Company set forth in this Agreement, which breach remains uncured for a period of three (3) business days after the receipt of written notice of such breach from a Support Party (it being understood that this Agreement shall terminate only as between such notifying Support Party and the Company, and all terms of this Agreement as among the Company and each other Support Party shall remain in full force and effect);
(c)with respect to any Support Party, upon the material breach by such Support Party of any of the undertakings, representations, warranties or covenants of such Support Party set forth in the Agreement, including such Support Party’s obligations under Sections 5 and 6, which breach remains uncured for a period of three (3) business days after the receipt of written notice of such breach from the Company (it being understood that this Agreement shall terminate only as between such Support Party and the Company, and all terms of this Agreement as among the Company and each other Support Party shall remain in full force and effect);
(d)effective immediately upon written notice thereof, and notwithstanding anything to the contrary contained in this Agreement (including, but not limited to, the Term Sheet), if the board of directors of the Company determines in good faith, after receiving advice from counsel, that the Company is required to terminate this Agreement or terminate or modify the Exchange Offer and Consent Solicitation in order for it to comply with applicable law or its fiduciary duties under applicable law;
(e)upon the occurrence of, and a written notification from each Support Party to the Company that it is terminating this Agreement based on the occurrence of, any of the following:
(i)the Company has not disclosed, by press release, SEC filing or by other public disclosure any then Undisclosed Information on the Cleansing Date, unless each Support Party who has received such Undisclosed Information has agreed to waive this provision or extend the Cleansing Date;
(ii)the Company has not commenced the Exchange Offer and Consent Solicitation by 11:59 p.m. New York City time on the date that is 30 days after the date hereof;
(iii)the Settlement Date has not occurred by the date that is 40 business days after the Commencement Date (the “Drop-Dead Date”);
(iv)the issuance by any governmental authority, or any other regulatory authority or court of competent jurisdiction, of any injunction, ruling or order making illegal or otherwise restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement or any of the definitive documentation contemplated hereby or the performance of the Company’s obligations under the New Notes or the Preferred Shares;
(v)commencement of an involuntary bankruptcy case against the Company or any subsidiary of the Company or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution,

liquidation, administration, moratorium, reorganization or other relief in respect of the Company, its subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect (provided that such involuntary proceeding is not dismissed within a period of thirty (30) days after the filing thereof) or if any court order grants the relief sought in such involuntary proceeding; or
(vi)the Company or any subsidiary of the Company taking any of the following actions: (A) voluntarily commencing any case or filing any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, (B) consenting to the institution of, or failing to contest in a timely and appropriate manner, any involuntary proceeding or petition described above, (C) applying for or consenting to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any subsidiary of the Company or for a substantial part of its assets, (D) filing an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) making a general assignment or arrangement for the benefit of creditors or (F) taking any corporate action for the purpose of authorizing any of the foregoing.
Upon the occurrence of a Support Termination Event, unless waived under Section 11, this Agreement shall terminate with respect to the applicable Parties, and each such Party shall be released from its commitments, covenants, undertakings and agreements under or related to this Agreement, and there shall be no liability or obligation on the part of any Party hereto under or related to this Agreement; provided that in no event shall any such termination relieve a Party hereto from (i) liability for its breach or non-performance of its obligations under this Agreement before the date of such termination, (ii) in the case of the Company, its obligations under Section 7(h) hereof and (iii) obligations under this Agreement which expressly survive any such termination pursuant to Section 17 hereunder.
9.Good Faith Cooperation. The Parties (other than any Support Party with respect to which this Agreement has terminated) shall cooperate with each other in good faith in order to complete the Exchange Offer and Consent Solicitation and the other transactions contemplated by this Agreement, in each case, in accordance with the terms of this Agreement.
10.Specific Performance. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and, except as otherwise specifically provided in Section 8 hereof, each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, including, without limitation, any order of a court of competent jurisdiction requiring any Party to comply with any of its obligations hereunder; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.
11.Amendments and Waivers. The terms and conditions of this Agreement may be amended, waived or supplemented only with prior written approval of the Company and each of the Support Parties, subject to Section 7([i]).
12.Representation by Counsel. Each Party acknowledges that it has had the opportunity to be represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel, shall have no application and is expressly waived.

13.Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws that would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may only be brought in either a state or federal court of competent jurisdiction in the State and County of New York. By execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits itself to the exclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding. EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO ABOVE.
14.Execution Date. This Agreement shall become effective, and each Party hereto shall be bound to the terms of this Agreement, as of the date first written above (the “Execution Date”).
15.Notices. All demands, notices, requests, consents and other communications under this Agreement shall be in writing, sent contemporaneously to all of the Support Parties and the Company, and deemed given when delivered, if delivered by hand, or upon confirmation of transmission, if delivered by email or facsimile, at the addresses and facsimile numbers set forth on Schedule 1 hereto.
16.Reservation of Rights. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each Party to protect and preserve its rights, remedies and interests, including its Participating Notes and any other claims against the Company or other parties. Without limiting the foregoing sentence in any way, after a Support Termination Event, the Parties hereto each fully reserve any and all of their respective rights, remedies, claims and interests, subject to Section 8, in the case of any claim for breach of this Agreement.
17.Term; Survival. This Agreement shall terminate upon the consummation of the Exchange Offer and Consent Solicitation or any earlier termination in accordance with Section 8. Notwithstanding (i) any transfer of Participating Notes in accordance with Section 6 or (ii) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Sections 7(h), 12, 13, 14, and 16 through 28 shall survive such termination and shall continue in full force and effect for the benefit of the Support Parties and the Company in accordance with the terms hereof.
18.Successors and Assigns; Severability. This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors, assigns, heirs, executors, estates, administrators and representatives. The invalidity or unenforceability at any time of any provision hereof in any jurisdiction shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof or the continuing validity and enforceability of such provision in any other jurisdiction.
19.Third-Party Beneficiary. This Agreement is intended for the benefit of the Parties hereto and no other person or entity shall be a third party beneficiary hereof or have any rights hereunder.
20.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile, electronic mail or otherwise, each of which shall be deemed to be an original for the purposes of this paragraph.
21.Entire Agreement. This Agreement and any letter agreement between the Company and a party hereto on the date hereof constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements (oral and written) and all other prior negotiations but shall not supersede the Transaction Documents; provided, however, that the Parties acknowledge and agree that the NDAs shall continue in full force and effect as provided therein.
22.Several Obligations. The agreements, representations and obligations of the Support Parties under this Agreement are, in all respects, several and not joint, and are made in favor of the Company only and not in favor of or for the benefit of any other Support Party. Any breach of this Agreement by a Support Party shall not result in liability for any other Support Party. The agreements, representations and obligations of the Company under this Agreement are, in all respects, joint and several.
23.Headings. The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement and shall not affect the interpretation of this Agreement.
24.Publicity. The Company shall not, either before or after the Settlement Date (a) use the name of any Support Party in any press release or other public disclosure without such Support Party’s prior written consent or (b) disclose to any person, other than legal, accounting, financial and other advisors to the Company, the principal amount or percentage of any Outstanding Notes held by any Support Party or any of its respective subsidiaries; provided, however, that the Company shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, any class of Outstanding Notes held by the Support Parties as a group. Notwithstanding the foregoing, the Support Parties hereby consent to the disclosure by the Company in the Transaction Documents, or as otherwise required by law or regulation, of the execution, terms and contents of this Agreement and the aggregate principal amount of, and aggregate percentage of, any series of Outstanding Notes held by the Support Parties as a group. The Company will submit to the Support Parties all press releases and public filings relating to this Agreement or the transactions contemplated hereby and thereby and any amendments thereof at least one (1) business day (or as promptly as practicable if circumstances make it necessary or advisable to issue such press release or make such filing in a shorter time frame, but, in any case, providing the Support Parties with as much time as practicable to review and comment on the applicable press release or public filing, which the Company may consider in its sole and reasonable discretion) prior to making any such disclosure. The Support Parties shall not (a) use the name of the Company in any press release or (b) disseminate to any news media any press releases, public filings, public announcements or other public communications, in the case of each of clauses (a) and (b), relating to this Agreement or the transactions contemplated hereby and any amendments thereof without first (x) submitting such press releases, public filings, public announcements or other public communications to counsel for the Company for review and potential suggestions and (y) receiving the prior written consent of the Company; provided, however, that nothing contained herein shall be deemed to waive, restrict, amend or modify the terms of any existing or future confidentiality or non-disclosure agreement between the Company and any Support Party, including, without limitation, any self-cleansing provisions set forth in any such agreement.
25.Interpretation. For purposes of this Agreement, the use of “commercially reasonable best efforts” shall not include any obligation to (i) make any change to the economic and other terms set forth in the Term Sheet or (ii) pay any fee, amount, premium or other consideration to any person not expressly provided for as of the date hereof in any related letter agreement between the Company and a Support Party.
26.No Offer or Solicitation. Nothing in this Agreement, including the Exhibits hereto, shall constitute an offer to sell or a solicitation of offer to purchase (for cash or exchange) the New Notes, the Preferred Shares or any other security. Any such offer shall be made solely pursuant to the Exchange Offer Memorandum in final form.
27.Relationship Among Parties. No Party shall have any responsibility for any trading by any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. The Parties have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any equity securities of the Company and do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Act.
28.No Fiduciary Duties. Notwithstanding anything to the contrary herein, nothing in this Agreement shall create any fiduciary duty on the part of the Company or any members, partners, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents or other representatives of the Company or its affiliated entities, in such Person’s capacity as a member, partner, manager, managing member, officer, director, employee, advisor, principal, attorney, professional, accountant, investment banker, consultant, agent or other representative of the Company or its affiliated entities. Nothing in this Agreement shall create any fiduciary duty of any of the Support Parties to each other, the Company or any of the Company’s creditors or other stakeholders.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.
CENTRUS ENERGY CORPORATION
By:
Name:
Title:

Signature Page to Support Agreement

Dated: January 5, 2017
SUPPORT PARTY
Name of Institution:

By:
Name:
Title:
Telephone:
Facsimile:
PRINCIPAL AMOUNT OF OUTSTANDING NOTES OF SUPPORT PARTY:
Outstanding Notes:    $    (all of which are Participating Notes)

Signature Page to Support Agreement1

1 NOTE: This signature page may be duplicated for each Support Party executing this Agreement

SCHEDULE 1
NOTICE ADDRESSES
If to the Company:
Centrus Energy Corp.
6901 Rockledge Drive
Bethesda, MD 20817
Attention: Dennis J. Scott
General Counsel
Fax: (301) 564-3201
with a copy to:
O’Melveny & Myers
Two Embarcadero Center
San Francisco, CA 94111
Attention: C. Brophy Christensen and Eric Sibbitt

If to Support Parties:
To the individual named on each Support Party’s signature page with a copy to:
[•]

EXHIBIT A
TERM SHEET
CENTRUS ENERGY CORP.
Term Sheet for Proposed Exchange of
8.0% PIK Toggle Notes due 2019/2024
This term sheet (the “Term Sheet”) is a general summary of the proposed terms of a potential exchange offer (“Exchange Offer”) for the exchange of up to all of the outstanding aggregate principal amount outstanding of the existing 8.0% PIK Toggle Notes due 2019/2024 (the “Existing Notes”) of Centrus Energy Corp. (the “Company”) for (i) an aggregate principal amount of up to $85 million of new 8.25% Secured Notes of the Company guaranteed on a limited secured basis (the “New Notes”), (ii) shares of new cumulative preferred stock with an aggregate liquidation preference of up to $120 million (the “Series B Senior Preferred Stock”), and (iii) up to $30 million in cash.
This Term Sheet has been prepared for discussion purposes only. It is intended only to outline certain basic points and understandings around which these documents are to be structured.

Exchange Offer
Exchange Offer Ratio
Up to all of the outstanding aggregate principal amount of the Existing Notes will be exchanged for up to $85 million aggregate principal amount of New Notes, a number of shares of Series B Senior Preferred Stock with an aggregate liquidation preference of $120 million and up to $30 million in cash, based upon market conditions and the current trading price of the Existing Notes at the launch of the Exchange Offer. Each $1,000 principal amount of Existing Notes will be exchanged for $362.36 of New Notes, shares of Series B Senior Preferred Stock with an aggregate liquidation preference of $509.75 and $127.89 in cash.

Tender Offer Rules
The Exchange Offer will be conducted in accordance with Regulation 14E of the Exchange Act of 1934, as amended (the “Exchange Act”). Among other things, the Exchange Offer must stay open at least 20 business days following commencement.

Consent Solicitation
In connection with the Exchange Offer, the Company will solicit the consents of all holders of the Existing Notes to amend the indenture of the Existing Notes (the “Consent Solicitation”) to, among other things, amend the existing exception for transfer of cash to permit the transfer of cash and cash equivalents by the Guarantor (as defined below) for any purpose not otherwise prohibited by the indenture or from the proceeds from or otherwise relating to a Designated Senior Claim, Issuer Senior Debt or Limited Secured Acquisition Debt (each as defined below); expand the definition of “Credit Facility” upon terms customary for high yield debt securities; permit the transfer or contribution of assets other than cash or cash equivalents to joint venture entities or partners for fair value; and exempt certain asset transfers permitted under the indenture from the definition of “Change of Control,” and conform the definition of “Issuer Senior Debt” and “Designated Senior Claims” to the definitions for the New Notes (the “Indenture Amendments”).
Holders of the Existing Notes who wish to accept the Exchange Offer must approve the Consent Solicitation. Existing Notes tendered and not validly withdrawn prior to the Expiration Date (as defined below) of the Exchange Offer will constitute the delivery of a consent to the Indenture Amendments.

Offering Documentation
The Company will prepare a Confidential Offering and Consent Solicitation Memorandum describing the Exchange Offer, the terms of the New Notes and the Series B Senior Preferred Stock and the Consent Solicitation.

Conditions
The Exchange Offer will be conditioned on
• at least 90% of the outstanding principal amount of the Existing Notes being tendered and not withdrawn prior to the Expiration Date (unless waived by holders representing a majority of the outstanding principal amount of Existing Notes held by noteholders party to a support agreement) (the “Minimum Tender Percentage”);
• the issuance of Series B Senior Preferred Stock would not result in an “ownership change” for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, as of the applicable Settlement Date; and
•(i) the execution of an indenture related to the New Notes and other necessary documents in connection with the Exchange Offer, (ii) receipt of any other necessary consents, and (iii) such other conditions as are customary in exchange offers of this type.

Timing
The Company will launch the Exchange Offer and Consent Solicitation on or around January 5, 2017. Tendering holders who validly tender and do not validly withdraw outstanding notes on or before 5:00 p.m. (eastern daylight savings time) January 19, 2017, unless extended by us (such time and date, as the same may be extended, the “Early Tender Date”), will receive additional cash consideration equal to 0.75% of the aggregate amount tendered by the tendering holder. Tenders of outstanding notes may be withdrawn prior to January 19, 2017, unless extended by us (such time and date, as the same may be extended, the “Withdrawal Deadline”). Tenders may not be withdrawn after the Withdrawal Deadline. The Exchange Offer and Consent Solicitation will expire on February 2, 2017 (the “Expiration Date”). The Company will deliver the New Notes and the Series B Senior Preferred Stock and pay the applicable cash amounts with respect to any Existing Notes validly tendered and accepted promptly following the Expiration Date (the “Settlement Date”). For outstanding Notes that have been validly tendered at or prior to the Early Tender Date and that are accepted, the Company will have the option for settlement to occur on the “Early Settlement Date,” which is expected to be the third business day following the Early Tender Date.

Announcement of Exchange Offer
At the launch of the Exchange Offer, the Company will issue a press release announcing the Exchange Offer and will issue a subsequent press release upon the completion of the Exchange Offer summarizing the results of the offer.

Support Agreement	[ ], [ ], [ ] and [ ] (the “Support Parties”) will enter into a support agreement with the Company pursuant to which the support parties agree to tender their Existing Notes in the Exchange Offer.
Description of the New Notes
Issuer	Centrus Energy Corp.
Coupon	A rate of 8.25%, payable semi-annually in arrears.
Maturity	February 28, 2027.

New Notes Security/Ranking
The New Notes will rank (i) equally in right of payment with all existing and future unsubordinated indebtedness of the Company (other than Issuer Senior Debt and Limited Secured Acquisition Debt as defined below), (ii) senior in right of payment to all existing and future subordinated indebtedness of the Company and Limited Secured Acquisition Debt, and (iii) subordinated in right of payment to the Issuer Senior Debt.
“Issuer Senior Debt” means (i) any indebtedness of the Company (inclusive of any indebtedness of United States Enrichment Corporation (“Guarantor”)) under a future credit facility (the “Credit Facility”) up to $50 million with a maximum net borrowing of $40 million after taking into account any minimum cash balance (unless a higher amount is approved with the consent of the holders of a majority of the aggregate principal amount of the New Notes then outstanding) (ii) any revolving credit facility to finance inventory purchases and related working capital needs (“Inventory Revolver”) and (iii) any indebtedness of the Company to Guarantor under the Company’s secured intercompany note(s).
“Limited Secured Acquisition Debt” means (i) any indebtedness, the proceeds of which are used to finance all or a portion of an acquisition or similar transaction if any lender’s lien is solely limited to the assets acquired in such a transaction and (ii) any indebtedness, the proceeds of which are used to finance all or a portion of the American Centrifuge Project or another next generation enrichment technology if any lender’s lien is solely limited to such assets, provided that a lien securing the New Notes that is junior with respect to the lien securing such indebtedness, will be effected for the New Notes, which will be limited to the assets acquired with such Limited Secured Acquisition Debt.

Guarantee Security/Ranking
The Existing Notes are, and the New Notes will be, guaranteed on a subordinated and limited basis by, and secured by substantially all assets of the Guarantor on the terms set forth below.
The Guarantor guarantee for the Existing Notes (the “Existing Notes Guarantee”) is, and the Guarantor guarantee for the New Notes (the “New Notes Guarantee”) will be, (i) equal in right of payment with all existing and future unsubordinated indebtedness of the Guarantor (other than Designated Senior Claims as defined below and Limited Secured Acquisition Debt), (ii) senior in right of payment to all existing and future subordinated indebtedness of the Guarantor and Limited Secured Acquisition Debt, and (iii) subordinated in right of payment to Designated Senior Claims.
“Designated Senior Claims” means obligations and claims (i) under the Credit Facility, (ii) under the Inventory Revolver, (iii) held by or for the benefit of the Pension Benefit Guaranty Corporation (“PBGC”) pursuant to any settlement (including any required funding of pension plans), and (iv) under surety bonds or similar obligations held by or on behalf of the U.S. government pursuant to regulatory requirements.
The collateral for the Guarantor guarantees of the Existing Notes and the New Notes Guarantee will be substantially identical, and will be subject to a pari passu intercreditor agreement providing for equal and ratable treatment as to such collateral.

Termination of Guarantee
The New Notes Guarantee will be terminable upon the same events as the Existing Notes Guarantee except the New Notes Guarantee will not be released upon an involuntary termination by PBGC of any of the qualified pension plans of the Company or Guarantor or an ACP Termination (as defined in the indenture of the Existing Notes).

Guarantee Lien
The lien securing the Guarantor guarantees of the Existing Notes and the New Notes shall be pari passu with each other, and shall be junior in priority with respect to the lien securing Limited Secured Acquisition Debt, which will be limited to the assets acquired with such Limited Secured Acquisition Debt.

Covenants	Substantially identical to the covenants for the Existing Notes, except as set forth in “Other Terms” below.
Redemption	The New Notes will have the same optional redemption features as the Existing Notes.
Events of Default	Identical to the Existing Notes.
Securities Act Exemption
Participating holders must certify that they are either qualified institutional buyers or “accredited investors.” The issuance of the New Notes will be exempt under 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).
The Exchange Offer will also need to comply with any applicable state securities (blue sky) laws.

Resale Restrictions/Registration Rights	No registration rights. The New Notes will be restricted securities, available for resale only if an exemption exists, such as Rule 144 under the Securities Act.

Other Terms
The New Notes will not be subject to the Trust Indenture Act; will also permit the transfer of cash and cash equivalents by the Guarantor to the Company that are proceeds from or otherwise relating to a Designated Senior Claim, Issuer Senior Debt or Limited Secured Acquisition Debt or for any purpose not otherwise prohibited by the indenture (but subject to the restrictions on the acquisition of Equity Interests below); will expand the definition of credit facility upon terms customary for high yield debt securities; will permit the transfer or contribution of assets other than cash or equivalents to joint venture entities or partners for fair value and exempt certain asset transfers permitted under the indenture from the definition of “Change of Control.”

Notwithstanding the exceptions in the indenture for transfer of cash, the Company may use cash to acquire Equity Interests as long as the Person acquired does not have any Finance Debt immediately after consummation of the acquisition and the New Notes have a senior lien on the acquired Equity Interests. In addition, the Company may use cash to acquire Equity Interests when the Person acquired has existing Finance Debt, or a Person acquired pursuant to the previous sentence can incur new Finance Debt, as long as either of the following conditions are satisfied: (a) the Finance Debt of the Person acquired is junior to the New Notes and the New Notes have a senior lien on Finance Debt’s collateral; or (b) the enterprise (defined as the Company and the Guarantor) has balance sheet cash, together with balance sheet cash of any other enterprise subsidiary on which the New Notes have a senior lien, of at least the amount of the outstanding New Notes immediately after consummation of the acquisition or incurrence of the Finance Debt, as applicable. Notwithstanding the foregoing, this restriction shall not apply to transfers of cash or cash equivalents that are proceeds from or otherwise relating to a Designated Senior Claim, Issuer Senior Debt or Limited Secured Acquisition Debt. These restrictions may be waived or removed by consent of at least 40% of the holders of the New Notes.

“Finance Debt” means all Indebtedness (other than Indebtedness owed to the Issuer or any of its Subsidiaries) in respect of borrowed money (regardless of whether the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof).

Board Composition
Board Representation
The Company will increase its number of directors by one director. At the request of the Support Parties in their capacity as prospective holders of the New Notes, the Company will consider appointing a person qualified to serve on the board designated by the Support Parties, and reasonably acceptable to the Company, to such new directorship.

Terms of Series B Senior Preferred Stock
Issue Date	On or around February 7, 2017 (unless issued earlier on the Early Settlement Date).
Issue Price Per Preferred Share	$1,000 per Preferred Share.
Liquidation Value	$1,000 per Preferred Share plus an amount equal to the accumulated and unpaid dividends thereon.
Ranking	The Series B Senior Preferred Stock will rank senior in right of payment as to dividends and upon liquidation to all other capital stock of the Company.
Dividends
Dividend of 7.5% per annum. Dividend is cumulative if not paid in cash. Dividends for the current quarter must be paid in cash in quarters where:
Pension plans of the Company and the Guarantor are at least 90% funded on a variable rate premium calculation in the current plan year;
Net income calculated in accordance with generally accepted accounting principles in the U.S. (excluding the effect of pension remeasurement) for the most recent fiscal quarter exceeds $7.5 million;
Free cash flow (defined as the sum of cash provided by (used in) operating activities and cash provided by (used in) investing activities) for the most recent four fiscal quarters exceeds $35 million;
Cash balance is greater than $150 million pro forma after giving effect to the dividend payment; and
Dividends may be legally payable under Delaware law.

Optional Redemption	Callable in whole or in part at the option of Company at 100% of the amount issued, plus accrued, residual and unpaid dividends.
Voting Rights	None, except as set forth below or as required by law.
Transferability
To help preserve certain tax attributes for the benefit of the Company and its stockholders, any transfer of the Series B Senior Preferred Stock shall be void insofar as it purports to transfer ownership or rights after the Settlement Date to the extent that, as a result of such Transfer any person (i) would hold in excess of 4.99% of the shares of the Series B Senior Preferred Stock or (ii) who already held in excess of 4.99% of the shares of the Series B Senior Preferred Stock would increase their holding.

Protective Provisions
The consent of holders of a simple majority of the Series B Senior Preferred Stock is required for any amendment to the charter or by-laws that would adversely affect the terms of the Series B Senior Preferred Stock, including any such amendment effected by a merger or a similar transaction involving the Company. As long as any shares of the Series B Senior Preferred stock are outstanding, the Company shall not declare and pay any dividends to common stockholders.

[Reimbursement of Expenses	The Company has agreed to reimburse the reasonable legal fees of the Support Parties up to $[•].]